Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-144293) and Form S-3 (No. 333-145614) and the related Prospectus, of our reports dated March 13, 2008, with respect to the consolidated financial statements and schedule of Alphatec Holdings, Inc., and the effectiveness of internal control over financial reporting of Alphatec Holdings, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

San Diego, California

March 13, 2008